Filed pursuant to Rule 424(b)(5)
Registration Number 333-218346

This prospectus supplement is related to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This prospectus supplement is not an offer to sell the securities described herein and is not soliciting offers to buy such securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 9, 2017

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 30, 2017

3,000,000 Shares

Diamondback Energy, Inc.

Common Stock

The selling stockholders identified in this prospectus supplement are selling an aggregate of 3,000,000 shares of our common stock. We will not receive any proceeds from the sale of shares of our common stock in this offering.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FANG.” The last reported sales price of our common stock on the NASDAQ Global Select Market on August 8, 2017 was $94.98 per share.

The selling stockholders have granted the underwriter the option to purchase up to an aggregate of 450,000 additional shares of our common stock at the public offering price less underwriting discounts and commission. See “Selling Stockholders” beginning on page  S-12.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4.

The underwriter has agreed to purchase the shares of common stock from the selling stockholders at a price of $        per share, which will result in approximately $        million of net proceeds to the selling stockholders.

The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See “Underwriting.”

Delivery of the shares of common stock will be made on or about August     , 2017 through the book-entry facilities of the Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Book-Running Manager

Credit Suisse

The date of this prospectus supplement is August     , 2017

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in the accompanying prospectus and “Information Incorporated by Reference” in this prospectus supplement. In the event that the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or to which we have referred you. We have not, and the selling stockholders and the underwriter have not, authorized any other person to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein that are described under “Where You Can Find More Information” in the accompanying prospectus and “Information Incorporated by Reference” in the accompanying prospectus and in this prospectus supplement. The selling stockholders and the underwriter are only offering to sell, and only seeking offers to buy, shares of our common stock in jurisdictions where offers and sales are permitted.

The information contained in this prospectus supplement and the accompanying prospectus or in any document incorporated herein or therein is accurate and complete only as of the date hereof or thereof, respectively, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock by the selling stockholders or the underwriter. Our business, financial condition, results of operations and prospects may have changed since those dates.

Industry and Market Data

This prospectus supplement includes industry and market data and forecasts that we obtained from internal company surveys, publicly available information and industry publications and surveys. Our internal research and forecasts are based on management’s understanding of industry conditions, and such information has not been verified by independent sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable.

Unless the context otherwise requires, the information in this prospectus supplement assumes that the underwriter will not exercise its option to purchase additional shares.

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PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, we refer to Diamondback Energy, Inc., together with its consolidated subsidiaries, as “we,” “us,” “our” or “the Company.”

Diamondback Energy, Inc.

Overview

We are an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. This basin, which is one of the major producing basins in the United States, is characterized by an extensive production history, a favorable operating environment, mature infrastructure, long reserve life, multiple producing horizons, enhanced recovery potential and a large number of operators.

Our activities are primarily directed at the horizontal development of the Wolfcamp and Spraberry formations in the Midland Basin and the Wolfcamp and Bone Spring formations in the Delaware Basin. We intend to continue to develop our reserves and increase production through development drilling and exploitation and exploration activities on our multi-year inventory of identified potential drilling locations and through acquisitions that meet our strategic and financial objectives, targeting oil-weighted reserves. Substantially all of our revenues are generated through the sale of oil, natural gas liquids and natural gas production.

Risk Factors

Investing in our common stock involves risks that include the speculative nature of oil and natural gas exploration, competition, volatile oil and natural gas prices and other material factors. You should read carefully the section entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as other risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from the filings we make with the Securities and Exchange Commission, or the SEC, for an explanation of these risks before investing in our common stock. In particular, the following considerations may offset our competitive strengths or have a negative effect on our strategy or operating activities, which could cause a decrease in the price of our common stock and a loss of all or part of your investment:

•	Our failure to successfully identify, complete and integrate acquisitions of properties or businesses could reduce our earnings and slow our growth.

•	The volatility of oil and natural gas prices due to factors beyond our control greatly affects our profitability and the present value of our estimated reserves.

•	Difficulties managing the growth of our business may adversely affect our financial condition and results of operations.

•	Our failure to develop our undeveloped acreage could adversely affect our future cash flow and income.

•	Our exploration and development operations require substantial capital that we may be unable to obtain, which could lead to a loss of properties and a decline in our reserves.

•	Our future success depends on our ability to find, develop or acquire additional oil and natural gas reserves.

•	Our estimated reserves are based on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present values of our estimated reserves.

•	Our producing properties are located in the Permian Basin of West Texas, making us vulnerable to risks associated with a concentration of operations in a single geographic area. In addition, we have a large amount of proved reserves attributable to a small number of producing horizons within this area.

•	We depend upon several significant purchasers for the sale of most of our oil and natural gas production. The loss of one or more of these purchasers could limit our access to suitable markets for the oil and natural gas we produce.

•	Our operations are subject to various governmental regulations which require compliance that can be burdensome and expensive.

•	Any failure by us to comply with applicable environmental laws and regulations, including those relating to hydraulic fracturing, could result in governmental authorities taking actions that adversely affect our operations and financial condition.

•	Our operations are subject to operational hazards for which we may not be adequately insured.

For a discussion of other considerations that could negatively affect us, see “Risk Factors” beginning on page S-4 and those incorporated by reference into this prospectus supplement and the accompanying prospectus from the filings we make with the SEC, as well as “Cautionary Note Regarding Forward-Looking Statements”.

Our Offices

Our principal executive offices are located at 500 West Texas, Suite 1200, Midland, Texas, and our telephone number at that address is (432) 221-7400. We also lease additional office space in Midland and in Oklahoma City, Oklahoma. Our website address is www.diamondbackenergy.com. Information contained on our website does not constitute part of this prospectus supplement.

THE OFFERING

Common stock offered by the selling stockholders	3,000,000 shares (3,450,000 shares if the underwriter’s option to purchase additional shares is exercised in full).

Option to purchase additional shares	The selling stockholders have granted the underwriter a 30-day option to purchase up to an aggregate of 450,000 additional shares of our common stock.

Common stock to be outstanding immediately after completion of this offering	98,132,793 shares.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering. See “Use of Proceeds”.

Dividend policy	We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. In addition, the terms of our revolving credit facility and the indentures governing our existing senior notes restrict our ability to pay dividends. We do not intend to pay cash dividends in the foreseeable future.

NASDAQ Global Select Market symbol	“FANG”

Risk Factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and other risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from the filings we make with the SEC, as well as all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock.

Except as otherwise indicated, all share information contained in this prospectus supplement assumes the underwriter does not exercise its option to purchase additional shares of our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks, as well as the risks described in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other filings we make with the SEC incorporated by reference into this prospectus supplement and the accompanying prospectus, and all of the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The risks described below and those incorporated by reference into this prospectus supplement and the accompanying prospectus are not the only ones facing us. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect us.

Risks Related to this Offering and Our Common Stock

If the price of our common stock fluctuates significantly, your investment could lose value.

Although our common stock is listed on the NASDAQ Global Select Market, we cannot assure you that an active public market will continue for our common stock. If an active public market for our common stock does not continue, the trading price and liquidity of our common stock will be materially and adversely affected. If there is a thin trading market or “float” for our stock, the market price for our common stock may fluctuate significantly more than the stock market as a whole. Without a large float, our common stock would be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile. In addition, in the absence of an active public trading market, investors may be unable to liquidate their investment in us. Furthermore, the stock market is subject to significant price and volume fluctuations, and the price of our common stock could fluctuate widely in response to several factors, including:

•	the volatility of oil and natural gas prices;

•	our quarterly or annual operating results;

•	changes in our earnings estimates;

•	investment recommendations by securities analysts following our business or our industry;

•	additions or departures of key personnel;

•	changes in the business, earnings estimates or market perceptions of our competitors;

•	our failure to achieve operating results consistent with securities analysts’ projections;

•	changes in industry, general market or economic conditions; and

•	announcements of legislative or regulatory changes.

The stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company and these fluctuations could materially reduce our stock price.

Market conditions for oil and natural gas, and particularly the recent decline in prices for oil and natural gas, could adversely affect our revenue, cash flows, profitability, growth, production and the present value of our estimated reserves.

Our revenue, cash flows, profitability, growth, production and present value of our estimated reserves depend substantially upon prevailing prices for oil and natural gas. During the past five years, the posted price for

West Texas intermediate light sweet crude oil, which we refer to as West Texas Intermediate or WTI, has ranged from a low of $26.19 per barrel, or Bbl, in February 2016 to a high of $110.62 per Bbl in September 2013. The Henry Hub spot market price of natural gas has ranged from a low of $1.49 per MMBtu in March 2016 to a high of $8.15 per MMBtu in February 2014. During 2016, WTI prices ranged from $26.19 to $54.01 per Bbl and the Henry Hub spot market price of natural gas ranged from $1.49 to $3.80 per MMBtu. During the first six months of 2017, oil traded between a low of $42.53 per barrel on June 21, 2017 and a high of $54.45 per barrel on February 23, 2017, and closed at $46.04 per barrel on June 30, 2017. If the prices of oil and natural gas continue at current levels or decline further, our operations, financial condition and level of expenditures for the development of our oil and natural gas reserves may be materially and adversely affected. In addition, lower oil and natural gas prices may reduce the amount of oil and natural gas that we can produce economically. This may result in our having to make substantial downward adjustments to our estimated proved reserves. If this occurs or if our production estimates change or our exploration or development activities are curtailed, full cost accounting rules may require us to write down, as a non-cash charge to earnings, the carrying value of our oil and natural gas properties. Reductions in our reserves could also negatively impact the borrowing base under our revolving credit facility, which could further limit our liquidity and ability to conduct additional exploration and development activities.

We have entered into fixed price swap contracts, fixed price basis swap contracts and costless collars with corresponding put and call options and may in the future enter into forward sale contracts or additional fixed price swap, fixed price basis swap derivatives or costless collars for a portion of our production. Although we have hedged a portion of our estimated 2017 and 2018 production, we may still be adversely affected by continuing and prolonged declines in the price of oil.

We use fixed price swap contracts, fixed price basis swap contracts and costless collars with corresponding put and call options to reduce price volatility associated with certain of our oil and natural gas sales. Under these swap contracts, we receive a fixed price per barrel of oil and pay a floating market price per barrel of oil to the counterparty based on NYMEX WTI pricing. The fixed-price payment and the floating-price payment are offset, resulting in a net amount due to or from the counterparty. Under the Company’s costless collar contracts, we are required to make a payment to the counterparty if the settlement price for any settlement period is greater than the call option price. The counterparty is required to make a payment to us if the settlement price for any settlement period is less than the put option price. These contracts and any future economic hedging arrangements may expose us to risk of financial loss in certain circumstances, including instances where production is less than expected or oil prices increase.

We have relied in the past, and we may rely from time to time in the future, on borrowings under our revolving credit facility to fund a portion of our capital expenditures. Unless we are able to repay borrowings under our revolving credit facility with cash flow from operations and proceeds from equity offerings, implementing our capital programs may require an increase in our total leverage through additional debt issuances. In addition, a reduction in availability under our revolving credit facility and the inability to otherwise obtain financing for our capital programs could require us to curtail our drilling activities.

Historically, we have relied on availability under our revolving credit facility to fund a portion of our capital expenditures as such expenditures have generally exceeded our cash flow from operations. We expect that we will continue to fund a portion of our capital expenditures with borrowings under our revolving credit facility and from the proceeds of debt and equity offerings, including equity offerings of our common units in Viper Energy Partners LP, or Viper. In the past, we have created availability under our revolving credit facility by repaying outstanding borrowings with the proceeds from equity offerings. We cannot assure you that we will be able to access the equity capital markets to repay any such future borrowings. Instead, we may be required to finance our capital expenditures through additional debt issuances, which would increase our total amount of debt outstanding. Further, if the availability under our revolving credit facility were reduced, and we were otherwise unable to secure other sources of financing, we may be required to curtail our drilling programs, which could result in a loss of acreage through lease expirations. In addition, we may not be able to complete acquisitions that may be favorable to us or finance the capital expenditures necessary to replace our reserves.

Future sales of our common stock, or the perception that such future sales may occur, may cause our stock price to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of such shares, or the perception that such sales may occur, could impair our ability to raise capital through the sale of additional common or preferred stock. Except for any shares purchased by our affiliates, all of the shares of common stock sold in our initial public offering and our subsequent equity offerings are, and all of the shares of common stock sold in this offering will be, freely tradable. In connection with this offering, we agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act, relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 45 days after the date of this prospectus supplement. Further, the selling stockholders identified in this prospectus supplement and our directors and executive officers are subject to agreements that limit their ability to sell our common stock held by them. These holders cannot sell or otherwise dispose of any shares of our common stock for a period of 45 days after the date of this prospectus supplement without the prior written approval of Credit Suisse Securities (USA) LLC. The lock-up agreements with the selling stockholders and our directors and executive officers are also subject to certain specific exceptions, including transfers of common stock as a bona fide gift or by will or intestate succession and transfers to such person’s immediate family or to a trust or to an entity controlled by such holder, provided that the recipient of the shares agrees to be bound by the same restrictions on sales and, with respect to our directors and executive officers, the right of such individuals to sell up to 300,000 shares in the aggregate. In the event that one or more of our stockholders sells a substantial amount of our common stock in the public market, or the market perceives that such sales may occur, the price of our stock could decline.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

Provisions in our certificate of incorporation and bylaws and Delaware law make it more difficult to effect a change in control of the Company, which could adversely affect the price of our common stock.

The existence of some provisions in our certificate of incorporation and bylaws and Delaware corporate law could delay or prevent a change in control of our company, even if that change would be beneficial to our stockholders. Our certificate of incorporation and bylaws contain provisions that may make acquiring control of our company difficult, including:

•	provisions regulating the ability of our stockholders to nominate directors for election or to bring matters for action at annual meetings of our stockholders;

•	limitations on the ability of our stockholders to call a special meeting and act by written consent;

•	the ability of our board of directors to adopt, amend or repeal our bylaws, and the requirement that the affirmative vote of holders representing at least 66 2/3% of the voting power of all outstanding shares of capital stock be obtained for stockholders to amend our bylaws;

•	the requirement that the affirmative vote of holders representing at least 66 2/3% of the voting power of all outstanding shares of capital stock be obtained to remove directors;

•	the requirement that the affirmative vote of holders representing at least 66 2/3% of the voting power of all outstanding shares of capital stock be obtained to amend our certificate of incorporation; and

•	the authorization given to our board of directors to issue and set the terms of preferred stock without the approval of our stockholders.

These provisions also could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, which may limit the price that investors are willing to pay in the future for shares of our common stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future and, therefore, only appreciation of the price of our common stock will provide a return to our stockholders.

We have not paid dividends since our inception and we currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors deemed relevant by our board of directors. In addition, the terms of our revolving credit facility and the indentures governing our existing senior notes restrict us from paying dividends and making other distributions. As a result, only appreciation of the price of our common stock, which may not occur, will provide a return to our stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, contain forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategy;

•	exploration and development drilling prospects, inventories, projects and programs;

•	ability to successfully identify, complete and integrate acquisitions of properties or businesses;

•	oil and natural gas reserves;

•	identified drilling locations;

•	ability to obtain permits and governmental approvals;

•	technology;

•	financial strategy;

•	realized oil and natural gas prices;

•	production;

•	lease operating expenses, general and administrative costs and finding and development costs;

•	future operating results; and

•	plans, objectives, expectations and intentions.

All of these types of statements, other than statements of historical fact included or incorporated by reference in this prospectus supplement and the accompanying prospectus, are forward-looking statements. These forward-looking statements may be found in “Prospectus Supplement Summary” and “Risk Factors” of this prospectus supplement, in “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included, as applicable, in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q incorporated by reference herein and elsewhere in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “seek,” “objective” or “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, our management’s assumptions about future events may prove to be inaccurate. Our management cautions all readers that the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the many factors including those described under “Risk Factors” in this prospectus supplement and the accompanying prospectus and in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other filings we make with the SEC incorporated by reference herein and elsewhere in this prospectus supplement and the accompanying prospectus. All forward-looking statements contained in this prospectus supplement and the accompanying prospectus or included in a document incorporated by reference herein speak only as of the date hereof or thereof, respectively. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

The selling stockholders identified in this prospectus supplement are selling all of the shares of common stock being sold in this offering, including any shares that may be sold in connection with the underwriter’s option to purchase additional shares. Accordingly, we will not receive any proceeds from the sale of shares of our common stock in this offering. We will bear all costs, fees and expenses in connection with this offering, except that the selling stockholders will pay all of their respective underwriting discounts and commissions. See “Selling Stockholders” and “Underwriting.”

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. In addition, the terms of our revolving credit facility and the indentures governing our existing senior notes restrict the payment of dividends to the holders of our common stock and any other equity holders.

CAPITALIZATION

The following table sets forth our unaudited cash and cash equivalents and capitalization as of June 30, 2017:

The following table should be read in conjunction with, and is qualified in its entirety by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined consolidated financial statements and related notes included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the period ended June 30, 2017, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

As of June 30, 2017
(in thousands)
Cash and cash equivalents(1)	$16,588

Long-term debt, including current maturities:
Revolving credit facility(2)	$84,000
4.750% Senior Notes due 2024	500,000
5.375% Senior Notes due 2025	500,000
Unamortized debt issuance costs	(13,985)
Partnership revolving credit facility	81,500

Total long-term debt	1,151,515

Stockholders’ equity:
Common stock, par value $0.01; 200,000,000 shares authorized and 98,128,877 shares issued and outstanding	981
Additional paid-in-capital	5,041,359
Accumulated deficit	(224,716)

Total Diamondback Energy, Inc. stockholders’ equity	4,817,624

Noncontrolling interest	469,310

Total stockholders’ equity	5,286,934

Total capitalization	$6,438,449

(1)	Includes $1.6 million of cash and cash equivalents attributable to our subsidiary Viper.
(2)	As of August 9, 2017, there was $137.5 million in borrowings outstanding under our revolving credit facility, and we had available borrowing capacity of $612.5 million. As of August 9, 2017, Viper had no outstanding borrowings under the partnership revolving credit facility and available borrowing capacity of $315.0 million.

PRICE RANGE OF COMMON STOCK

Our common stock is listed and traded on the NASDAQ Global Select Market under the symbol “FANG.” The following table sets forth the range of high and low sales prices of our common stock as reported on the NASDAQ Global Select Market for the periods presented:

Year	Quarter		High	Low
2015	1st Quarter		$78.75	$55.53
2015	2nd Quarter		$85.82	$73.36
2015	3rd Quarter		$77.36	$60.28
2015	4th Quarter		$82.19	$61.51
2016	1st Quarter		$79.87	$55.48
2016	2nd Quarter		$96.01	$73.12
2016	3rd Quarter		$99.69	$83.90
2016	4th Quarter		$113.23	$88.74
2017	1st Quarter		$114.00	$96.05
2017	2nd Quarter		$108.17	$83.22
2017	3rd Quarter	(1)	$97.99	$82.77

(1)	Through August 8, 2017.

The closing price of our common stock on the NASDAQ Global Select Market on August 8, 2017 was $94.98 per share. Immediately prior to this offering, we had 98,132,793 issued and outstanding shares of common stock, which were held by seven holders of record. This number does not include owners for whom common stock may be held in “street” name or whose common stock is restricted.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders in this offering, the shares that the underwriter has agreed to purchase from the selling stockholders and the shares subject to the underwriter’s option to purchase additional shares from the selling stockholders. In addition, the nature of any position, office or other material relationship which the selling stockholders have had, within the past three years, with us or with any of our predecessors or affiliates, is indicated in a footnote to the table. We have paid all expenses relating to the registration of the shares by the selling stockholders under the Securities Act and will pay other offering expenses, except that the selling stockholders will pay all underwriting discounts and commissions. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

We prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information.

Except as otherwise indicated, we believe that the selling stockholders have sole voting and dispositive power with respect to the shares indicated as beneficially owned.

	Shares Beneficially Owned Prior to Offering(1)		Shares Offered	Shares Beneficially Owned After Offering(1)		Additional Shares Offered if Option to Purchase Additional Shares is Exercised in Full	Shares Beneficially Owned After Offering if Option to Purchase Additional Shares is Exercised in Full
Name of Selling Stockholder	Number	Percentage		Number	Percentage		Number	Percentage
Brigham Resources, LLC(2)(3)	368,422	0.4%	169,184	199,238	0.2%	25,378	173,860	0.2%
Brigham Resources Upstream Holdings, LP(2)(3)	6,164,493	6.3%	2,830,816	3,333,677	3.4%	424,622	2,909,055	3.0%

(1)	Percentage of beneficial ownership is based upon 98,132,793 shares of common stock outstanding as of August 8, 2017. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our stockholders may differ.
(2)

Brigham Resources LLC, a selling stockholder in this offering (“Brigham”), and its affiliate, Brigham Resources Operating, LLC (“Brigham Operating” and, together with Brigham, the “Initial Brigham Holders”), acquired shares of our common stock covered by this prospectus supplement and the accompanying prospectus pursuant to a transaction with us and our wholly- owned subsidiary, Diamondback E&P LLC, in connection with an acquisition by us and Diamondback E&P LLC of certain of the assets of Brigham Operating and Brigham Resources Midstream, LLC (the “Sellers”). Brigham subsequently transferred beneficial ownership of 6,164,493 shares of our common stock it acquired in this acquisition to its affiliate, Brigham Resources Upstream Holdings, LP, a selling stockholder in this offering (“Brigham Upstream”). This common stock was restricted from immediate resale, subject to certain exceptions, pursuant to a 90-day lock-up contained in the purchase and sale agreement between us, Diamondback E&P LLC and the Sellers entered into in connection with the acquisition. That lock-up expired on May 29, 2017. Other than this transaction, none of the selling stockholders has had any material relationship with us or any of our predecessors or affiliates within the past three years. In connection with the consummation of this acquisition, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Initial Brigham Holders and Brigham Upstream, which granted them and their transferees certain demand and “piggyback” registration rights with respect to the shares of our common stock issued to the Initial Brigham Holders. These registration rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares. Pursuant to the terms of the Registration Rights Agreement, we agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933 (the “Securities Act”), and the selling stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus supplement and the accompanying prospectus. The shares of common stock offered by the selling stockholders pursuant to this prospectus supplement and the accompanying prospectus have been included herein in connection with the exercise by the selling stockholders of their demand right under the Registration Rights Agreement. Under the terms of the Registration Rights Agreement, the expenses of this offering, other than any underwriting discounts and commissions, will be paid by us.

(3)	The information in the footnote is based solely on Schedule 13G jointly filed with the SEC on March 13, 2017 jointly by Brigham Upstream, Brigham, Warburg Pincus & Company US, LLC (“Warburg Pincus”), PBRA, LLC (“Pine Brook”), Yorktown IX Associates LLC (“Yorktown IX”), Yorktown X Associates LLC (“Yorktown X”), Yorktown XI Associates LLC (“Yorktown XI”), and YT Brigham Associates LLC (together with Yorktown IX, Yorktown X and Yorktown XI, “Yorktown”). Brigham Upstream reported shared voting power and shared dispositive power over 6,164,493 shares of common stock. Brigham, Warburg Pincus, Pine Brook, Yorktown IX, Yorktown X, Yorktown XI and YT Brigham Associates LLC reported shared voting power and shared dispositive power over 6,532,915 shares of common stock. Warburg Pincus is the ultimate controlling entity of certain Warburg Pincus affiliated entities that are members of Brigham (the “WP Group”) and that, collectively, hold the right to appoint three of the nine representatives to the board of managers of Brigham. As a result, the WP Group (and Warburg Pincus, as the ultimate controller of the WP Group) may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham and, because Brigham is the general partner of Brigham Upstream, may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham Upstream. Pine Brook is the ultimate controlling entity of certain Pine Brook affiliated entities that are members of Brigham (the “Pine Brook Group”) and that, collectively, hold the right to appoint two of the nine representatives to the board of managers of Brigham. As a result, the Pine Brook Group (and Pine Brook, as the ultimate controller of the Pine Brook Group) may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham and, because Brigham is the general partner of Brigham Upstream, may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham Upstream. Yorktown and certain of its affiliates (the “Yorktown Entities”), collectively, hold the right to appoint two of the nine representatives to the board of managers of Brigham. As a result, the Yorktown Entities may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham and, because Brigham is the general partner of Brigham Upstream, may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham Upstream.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX

CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by a non-U.S. holder (as defined below). This discussion deals only with common stock purchased in this offering that is held as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code (generally, property held for investment), by a non-U.S. holder. Except as modified for estate tax purposes, the term “non-U.S. holder” means a beneficial owner of our common stock that is not a “U.S. person” or an entity treated as a partnership for U.S. federal income and estate tax purposes. A U.S. person is any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

An individual may generally be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of the 183-day calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

This discussion is based upon provisions of the Code, and Treasury Regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. No ruling has been or will be sought from the Internal Revenue Service, or IRS, with respect to the matters discussed below, and there can be no assurance the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that such contrary position would not be sustained by a court. This discussion does not address all aspects of U.S. federal income and estate taxation, including the impact of the unearned income Medicare contribution tax and does not deal with other U.S. federal tax laws (such as gift tax laws) or foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this discussion does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

•	certain former U.S. citizens or residents;

•	shareholders that hold our common stock as part of a straddle, constructive sale transaction, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	shareholders that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	shareholders that are partnerships or entities treated as partnerships for U.S. federal income tax purposes or other pass- through entities or owners thereof;

•	shareholders that own, or are deemed to own, more than five percent (5%) of our outstanding common stock (except to the extent specifically set forth below);

•	shareholders subject to the alternative minimum tax;

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt entities;

•	real estate investment trusts;

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	broker-dealers or dealers in securities or foreign currencies; and

•	traders in securities that use a mark-to-market method of accounting for U.S. federal income tax purposes.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holding our common stock, you should consult your tax advisor.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE AND GIFT TAX LAWS TO THEIR PARTICULAR SITUATION AS WELL AS THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS OR TAX TREATIES AND ANY OTHER U.S. FEDERAL TAX LAWS.

Distributions on Common Stock

We do not expect to pay any cash distributions on our common stock in the foreseeable future. However, in the event we do make such cash distributions, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If any such distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock” below. Dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. withholding tax at a 30% rate, or if an income tax treaty applies, a lower rate specified by the treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide to us or our withholding agent IRS Form W-8BEN or W-8BEN-E (or applicable substitute or successor form for either) properly certifying eligibility for the reduced rate. Non-U.S. holders that do not timely provide us or our withholding agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty so requires, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, we or our withholding agent will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements (which may generally be met by providing an IRS Form W-8ECI). In addition, a “branch profits tax” may be imposed at a 30% rate (or a lower rate specified under an applicable income tax treaty) on a foreign corporation’s effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, in which case, the gain will be taxed on a net income basis at the U.S. federal income tax rates and in the manner applicable to U.S. persons, and if the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets other requirements, in which case, the non-U.S. holder will be subject to a flat 30% tax on the gain derived from the disposition (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe we currently are a USRPHC. If we are or become a USRPHC, a non-U.S. holder nonetheless will not be subject to U.S. federal income tax or withholding in respect of any gain realized on a sale or other disposition of our common stock so long as (i) our common stock is “regularly traded on an established securities market” for U.S. federal income tax purposes and (ii) such non- U.S. holder does not actually or constructively own, at any time during the applicable period described in the third bullet point, above, more than 5% of our outstanding common stock. We expect our common stock to be “regularly traded” on an established securities market, although we cannot guarantee it will be so traded. Accordingly, a non-U.S. holder who actually or constructively owns more than 5% of our common stock would be subject to U.S. federal income tax and withholding in respect of any gain realized on any sale or other disposition of common stock (taxed in the same manner as gain that is effectively connected income, except that the branch profits tax would not apply). Non-U.S. holders should consult their own advisor about the consequences that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding Tax

Dividends paid to you will generally be subject to information reporting and may be subject to U.S. backup withholding. You will be exempt from backup withholding if you properly provide a Form W-8BEN, W-8BEN-E or W-8ECI certifying under penalties of perjury that you are a non-U.S. holder or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder, or you otherwise establish an exemption. Copies of the information returns reporting such dividends and the tax withheld with respect to such dividends also may be made available to the tax authorities in the country in which you reside.

The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If you receive payments of the proceeds of a disposition of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless you properly provide a Form W-8BEN, W-8BEN-E or W-8ECI certifying under penalties of perjury that you are a non-U.S. person (and the payor does not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption. If you sell your common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will generally apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your common stock through a non-U.S. office of a broker that has certain relationships with the United States unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding is not an additional tax. You may obtain a refund or credit of any amounts withheld under the backup withholding rules that exceed your U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Federal Estate Tax

Our common stock that is owned (or treated as owned) by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in such individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act, or FATCA, a 30% withholding tax will generally apply to dividends on, or gross proceeds from the sale or other disposition of, common stock paid to a foreign financial institution unless the foreign financial institution (i) enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, (ii) is resident in a country that has entered into an intergovernmental agreement with the United States in relation to such withholding and information reporting and the financial entity complies with related information reporting requirements of such country, or (iii) qualifies for an exemption from these rules. A foreign financial institution generally is a foreign entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) as a substantial portion of its business, holds financial assets for the benefit of one or more other persons, or (iii) is an investment entity that, in general, primarily conducts as a business on behalf of customers trading in certain financial instruments, individual or collective portfolio management or otherwise investing, administering, or managing funds, money or certain financial assets on behalf of other persons. In addition, FATCA generally imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners, furnishes identifying information regarding each substantial U.S. owner, or otherwise qualifies for an exemption from these rules. In either case, such payments would include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. FATCA’s withholding obligations generally will apply to payments of dividends on our common stock, and to payments of gross proceeds from the sale or other disposition of our common stock made on or after January 1, 2019.

The final Treasury regulations and subsequent guidance provide detailed guidance regarding the reporting, withholding and other obligations under FATCA. Investors should consult their tax advisors regarding the possible impact of the FATCA rules on their investment in our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated August     , 2017, the selling stockholders identified in this prospectus supplement have agreed to sell to Credit Suisse Securities (USA) LLC, the underwriter in this offering, and the underwriter has agreed to purchase from the selling stockholders, an aggregate of 3,000,000 shares of common stock:

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option described below.

The selling stockholders have granted the underwriter a 30-day option to purchase up to 450,000 additional shares at the public offering price less the underwriting discounts and commissions. See “Selling Stockholders.”

The underwriter proposes to offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may affect such transactions by selling shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom it may act as agent or to whom it may sell as principal.

Pursuant to the registration rights agreement with the selling stockholders, we are obligated to pay the expenses incurred in relation to this offering. We estimate that our out-of-pocket expenses for this offering will be approximately $170,000. All of the offering expenses will be paid by us. We have also agreed to reimburse the underwriter for certain of their expenses in an amount up to $20,000 as set forth in the underwriting agreement.

The selling stockholders will receive all of the proceeds from this offering and we will not receive any proceeds from the sale of shares in this offering.

Credit Suisse Securities (USA) LLC has informed us that it does not expect sales to accounts over which it has discretionary authority to exceed 5% of the shares of common stock being offered.

In connection with this offering, we agreed that, subject to certain exceptions, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 45 days after the date of this prospectus supplement.

Each of the selling stockholders and our officers and directors have agreed in connection with this offering that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 45 days after the date of this prospectus supplement.

These lock-up restrictions are subject to certain specific exceptions, including transfers of common stock as a bona fide gift or by will or intestate succession and transfers to such person’s immediate family or to a trust or to an entity controlled by such holder, provided that the recipient of the shares agrees to be bound by the same restrictions on sales and, in the case of our executive officers and directors, the right of such individuals to sell up to 300,000 shares in the aggregate.

Credit Suisse Securities (USA) LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release the common stock and other securities from lock-up agreements, Credit Suisse Securities (USA) LLC will consider, among other factors, the holder’s reasons for requesting the release and the number of shares of common stock or other securities for which the release is being requested.

We and the selling stockholders have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments that the underwriter may be required to make in that respect.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FANG.” On August 8, 2017, the closing price of our common stock was $94.98.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. The underwriter and its affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriter sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the underwriter to reclaim a selling concession from a broker/dealer when the shares originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

•	In passive market making a market maker in the common stock who is an underwriter or prospective underwriter may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in this offering and the underwriter may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter that will make internet distributions on the same basis as other allocations.

Selling Restrictions

EEA restriction

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus (the “Shares”) may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are qualified investors as defined under the Prospectus Directive;

(b)	by the underwriter to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to United Kingdom Investors

This prospectus is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Canadian Residents

Resale Restrictions

The distribution of shares of common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of shares of common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing shares of common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriter is relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of the shares of common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the shares of common stock that are offered hereby by the selling stockholders will be passed upon by Akin Gump Strauss Hauer & Feld, LLP. Certain matters for the selling stockholders will be passed upon by Vinson & Elkins LLP. The underwriter has been represented by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The audited consolidated financial statements of Diamondback Energy, Inc. and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Information referenced in this prospectus supplement regarding our estimated quantities of oil and gas reserves and the discounted present value of future net cash flows therefrom is based upon estimates of such reserves and present values prepared by Ryder Scott Company, L.P., an independent petroleum engineering firm, as of December 31, 2016, 2015 and 2014.

The audited consolidated historical financial statements of Brigham Resources Operating, LLC as of December 31, 2016, 2015 and 2014 and for the years then ended included in exhibit 99.1 of Diamondback Energy, Inc.’s Current Report on Form 8-K/A dated May 3, 2017, have been so incorporated in reliance on the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement.

We incorporate by reference into this prospectus supplement and the accompanying prospectus the information or documents listed below that we have filed with the SEC (except as indicated below with respect to Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 15, 2017;

•	the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 from our definitive proxy statement on Schedule 14A, filed on April 28, 2017;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, filed with the SEC on May 4, 2017 and August 2, 2017, respectively;

•	our Current Reports on Form 8-K, filed with the SEC on March 6, 2017, March 8, 2017, June 12, 2017 and July 18, 2017 and on Form 8-K/A, filed with the SEC on May 3, 2017; and

•	the description of our common stock contained in our Form 8-A filed on October 11, 2012, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus supplement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus supplement and to be a part of this prospectus supplement from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 of the Exchange Act with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus supplement, unless otherwise indicated on such Form 8-K.

We will furnish without charge to you, on written or oral request, a copy of any documents incorporated by reference, including any exhibits to such documents. You should direct any requests for documents to Teresa L. Dick, Chief Financial Officer, Diamondback Energy, Inc., 9400 N. Broadway, Suite 700, Oklahoma City, Oklahoma 73114; telephone: (405) 463-6900.

Prospectus

Diamondback Energy, Inc.

Common Stock

By this prospectus, we may offer and sell, from time to time in one or more offerings, our common stock. This prospectus may also be used by the selling stockholders named in this prospectus and any other selling stockholder that may be identified in any applicable prospectus supplement in connection with resales, from time to time in one or more offerings, of up to 7,685,918 shares of our common stock held by such selling stockholders. We refer to our common stock that may be offered by us and/or selling stockholders pursuant to this prospectus and any applicable prospectus supplement collectively as the “common stock.”

This prospectus provides you with a general description of the common stock and the general manner in which we or our selling stockholders will offer the common stock. Each time we or our selling stockholders sell common stock, to the extent required, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, all prospectus supplements and all other documents incorporated by reference in this prospectus before you invest in our common stock.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 1.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “FANG.” Our principal executive offices are located at 500 West Texas, Suite 1200, Midland, Texas 79701, and our telephone number is (432) 221-7400.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 30, 2017.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act), using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and/or sell the common stock described in this prospectus, and the selling stockholders named in this prospectus or selling stockholders that may be identified in an applicable prospectus supplement may, from time to time, resell up to 7,685,918 shares of our common stock, in each case, in one or more offerings. This prospectus provides you with a general description of the common stock we and/or selling stockholders may offer. This prospectus does not contain all the information set forth in the registration statement as permitted by the rules of the SEC. Each time we or selling stockholders sell common stock, to the extent required, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. That prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any of our common stock, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described in this prospectus under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained in this prospectus and in any applicable prospectus supplement, including any information incorporated by reference. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

When used in this prospectus or in any supplement to this prospectus, the terms “Diamondback Energy,” the “Company,” “we,” “our” and “us” refer to Diamondback Energy, Inc. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategy;

•	exploration and development drilling prospects, inventories, projects and programs;

•	acquisitions;

•	oil and natural gas reserves;

•	identified drilling locations;

•	ability to obtain permits and governmental approvals;

•	technology;

•	financial strategy;

•	realized oil and natural gas prices;

•	production;

•	lease operating expenses, general and administrative costs and finding and development costs;

•	future operating results; and

•	plans, objectives, expectations and intentions.

All of these types of statements, other than statements of historical fact included or incorporated by reference in this prospectus, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “seek,” “objective” or “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained or incorporated by reference in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, our management’s assumptions about future events may prove to be inaccurate. Our management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the many factors including those described under “Risk Factors” incorporated by reference herein and elsewhere in this prospectus. All forward-looking statements contained in this prospectus or included in a document incorporated by reference herein speak only as of the date hereof or thereof, respectively. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

iii

OUR COMPANY

We are an independent oil and natural gas company focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. This basin, which is one of the major producing basins in the United States, is characterized by an extensive production history, a favorable operating environment, mature infrastructure, long reserve life, multiple producing horizons, enhanced recovery potential and a large number of operators.

Our activities are primarily directed at the horizontal development of the Wolfcamp and Spraberry formations in the Midland Basin and the Wolfcamp and Bone Spring formations in the Delaware Basin. We intend to continue to develop our reserves and increase production through development drilling and exploitation and exploration activities on our multi-year inventory of identified potential drilling locations and through acquisitions that meet our strategic and financial objectives, targeting oil-weighted reserves. Substantially all of our revenues are generated through the sale of oil, natural gas liquids and natural gas production.

Our principal executive offices are located at 500 West Texas, Suite 1200, Midland, Texas, and our telephone number at that address is (432) 221-7400. We also lease additional office space in Midland and in Oklahoma City, Oklahoma. Our website address is www.diamondbackenergy.com. Information contained on our website does not constitute part of this prospectus.

RISK FACTORS

Investment in our common stock involves certain risks. You should carefully consider the factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” and in any other filings we made with the SEC prior to the filing of this prospectus, including those incorporated by reference into this prospectus, under the heading “Risk Factors” before investing in our common stock. You should also consider similar information contained in any annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other document filed by us with the SEC after the date of this prospectus before deciding to invest in our common stock. We will also include in any prospectus supplement a description of any other risk factors applicable to an offering contemplated by such prospectus supplement. Additional risks and uncertainties not known to us or that we view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment.

USE OF PROCEEDS

Unless the applicable prospectus supplement indicates otherwise, we intend to use the net proceeds from the sale of the common stock by us for general corporate purposes, including without limitation repaying or refinancing all or a portion of our existing short-term and long-term debt, making acquisitions of assets, businesses or securities, capital expenditures and for working capital. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Pending any specific application of the net proceeds, we intend to invest our net proceeds in short-term, investment-grade securities, interest-bearing securities or guaranteed obligations of the United States or its agencies.

Unless the applicable prospectus supplement indicates otherwise, we will not receive any proceeds from the sale of common stock by selling stockholders.

SELLING STOCKHOLDERS

The shares of our common stock covered by this prospectus are being offered by the selling stockholders listed in the table below. This prospectus will not cover subsequent sales of common stock purchased from the selling stockholders named in this prospectus. On February 28, 2017, we issued (i) 6,532,915 shares of our common stock to Brigham Resources, LLC (“Brigham”) and (ii) 1,153,003 shares of our common stock to Brigham Resources Operating, LLC (“Brigham Operating”), which were placed in escrow under the terms and conditions of that certain Escrow Agreement, dated as of December 21, 2016 (the “Escrow Agreement”), by and among the Company, Diamondback E&P LLC, Brigham Operating and JPMorgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”), as partial consideration for the acquisition of certain assets of Brigham Operating and Brigham Resources Midstream, LLC. We refer to Brigham and Brigham Operating as the “initial selling stockholders”. In connection with the consummation of this acquisition, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the initial selling stockholders and Brigham Resources Upstream Holdings, LP, which granted the initial selling stockholders, Brigham Resources Upstream Holdings, LP and their transferees registration rights with respect to the shares of our common stock issued to the initial selling stockholders. Subsequent to the initial issuances of our shares to the initial selling stockholders, Brigham transferred beneficial ownership of 6,164,493 shares of our common stock to Brigham Resources Upstream Holdings, LP. As used herein, the term “selling stockholder” includes the stockholders listed in the table below and their transferees. We have prepared this prospectus and the registration statement of which it is a part to fulfill our registration requirements with respect to an aggregate of 7,685,918 shares of our common stock beneficially owned by the selling stockholders. Pursuant to the Registration Rights Agreement, we will pay all expenses relating to the registration and offering of these shares, except that the selling stockholders will pay any underwriting fees, discounts or commissions. Pursuant to the terms of the Registration Rights Agreement, we agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, and the selling stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus.

No offer or sale under this prospectus may be made by a stockholder unless that stockholder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We may supplement or amend this prospectus to include additional selling stockholders upon provision of all required information to us and subject to the terms of the Registration Rights Agreement.

The following table sets forth the maximum number of shares of our common stock that may be sold by each selling stockholder. We cannot predict when or in what amount the selling stockholders may sell any of the shares offered by the selling stockholders in this prospectus, if at all. The table also sets forth the name of each selling stockholder, the nature of any position, office or other material relationship which such selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock to be owned by such selling stockholder after completion of the offering. We are filing the registration statement of which this prospectus is a part pursuant to contractual obligations with the selling stockholders, as described in more detail above.

We prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of its shares of our common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholders may also change over time.

Except as otherwise indicated, the selling stockholders have sole voting and dispositive power with respect to such shares.

	Shares of Common stock Beneficially Owned Prior to the Offering(1)			Shares of Common Stock Being Offered Hereby	Shares of Common stock Beneficially Owned After Completion of the Offering
Name of Selling Stockholder(4)(5)	Number		Percent(2)	Number	Number	Percent(2)
Brigham Resources, LLC	368,422		0.4%	368,422	—	—%
Brigham Resources Operating, LLC	1,153,003	(3)	1.2%	1,153,003	—	—%
Brigham Resources Upstream Holdings, LP	6,164,493		6.3%	6,164,493	—	—%

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our stockholders may differ.
(2)	Percentage of beneficial ownership is based upon 98,128,043 shares of common stock outstanding as of April 28, 2017. Because the selling stockholders are not obligated to sell any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number or percentage of shares of our common stock that will be held by the selling stockholders upon completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.
(3)	These shares of common stock are subject to the Escrow Agreement, which restricts the release of the shares from escrow for a certain period of time. The Escrow Agreement limits such selling shareholder’s ability to transfer and exercise certain other powers over the shares.
(4)	Brigham and Brigham Operating acquired these shares of common stock pursuant to a transaction with us and our wholly-owned subsidiary, Diamondback E&P LLC, in connection with an acquisition by us and Diamondback E&P LLC of certain of the assets of Brigham Operating and Brigham Resources Midstream, LLC, which we refer to as the “Sellers”, as previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2016 and Current Report on Form 8-K filed on March 6, 2017 (as amended by the Current Report on Form 8-K/A filed with the SEC on May 3, 2017). Brigham subsequently transferred a portion of the shares of our common stock it acquired in this acquisition transaction to Brigham Resources Upstream Holdings, LP (“Brigham Upstream”). This common stock was restricted from immediate resale, subject to certain exceptions, pursuant to a 90-day lock-up contained in the purchase and sale agreement between us, Diamondback E&P LLC and the Sellers entered into in connection with this acquisition. That lock-up expired on May 29, 2017. Other than this transaction, none of the selling stockholders has had any material relationship with us, or any of our predecessors or affiliates within the past three years.
(5)

The information in the footnote is based solely on Schedule 13G/A jointly filed with the SEC on March 13, 2017 jointly by Brigham Upstream, Brigham, Warburg Pincus & Company US, LLC (“Warburg Pincus”), PBRA, LLC (“Pine Brook”), Yorktown IX Associates LLC (“Yorktown IX”), Yorktown X Associates LLC (“Yorktown X”), Yorktown XI Associates LLC (“Yorktown XI”), and YT Brigham Associates LLC (together with Yorktown IX, Yorktown X and Yorktown XI, “Yorktown”). Brigham Upstream reported shared voting power and shared dispositive power over 6,164,493 shares of common stock. Brigham, Warburg Pincus, Pine Brook, Yorktown IX, Yorktown X, Yorktown XI and YT Brigham Associates LLC reported shared voting power and shared dispositive power over 6,532,915 shares of common stock. Warburg Pincus is the ultimate controlling entity of certain Warburg Pincus affiliated entities that are members of Brigham (the “WP Group”) and that, collectively, hold the right to appoint three of the nine representatives to the board of managers of Brigham. As a result, the WP Group (and Warburg Pincus, as the ultimate controller of the WP Group) may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham and, because Brigham is the general partner of Brigham Upstream, may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham Upstream. Pine Brook is the ultimate controlling entity of certain Pine Brook affiliated entities that are members of Brigham (the “Pine Brook Group”) and that, collectively, hold the right to appoint two of the nine representatives to the board of managers of Brigham. As a result, the Pine Brook Group (and Pine Brook, as the ultimate controller of the Pine Brook Group) may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham and, because Brigham is the general partner of Brigham Upstream, may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham Upstream. Yorktown and certain of its affiliates (the “Yorktown Entities”), collectively, hold the right to appoint two of the nine representatives to the board of managers of Brigham. As a result, the Yorktown Entities may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham and, because Brigham is the general partner of Brigham Upstream, may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Brigham Upstream.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, certificate of incorporation and our bylaws are summaries thereof and are qualified by reference to our certificate of incorporation and our bylaws, copies of which have been filed with the SEC.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Our common stock is listed on the NASDAQ Global Select Market under the symbol “FANG.”

Common Stock

Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of the board of directors can elect all the directors to be elected at that time, and, in such event, the holders of the remaining shares will be unable to elect any directors to be elected at that time. Our certificate of incorporation denies stockholders any preemptive rights to acquire or subscribe for any stock, obligation, warrant or other securities of ours. Holders of shares of our common stock have no redemption or conversion rights nor are they entitled to the benefits of any sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of shares of common stock shall be entitled to receive, pro rata, all the remaining assets of our company available for distribution to our stockholders after payment of our debts and after there shall have been paid to or set aside for the holders of capital stock ranking senior to common stock in respect of rights upon liquidation, dissolution or winding up the full preferential amounts to which they are respectively entitled.

Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors out of any assets legally available for such dividends, subject to both the rights of all outstanding shares of capital stock ranking senior to the common stock in respect of dividends and to any dividend restrictions contained in debt agreements. All outstanding shares of common stock and any shares sold and issued in this offering will be fully paid and nonassessable by us. As of April 28, 2017, there were 98,128,043 shares of our common stock outstanding.

Preferred Stock

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock in one or more series. The board of directors may fix for each series:

•	the distinctive serial designation and number of shares of the series;

•	the voting powers and the right, if any, to elect a director or directors;

•	the terms of office of any directors the holders of preferred shares are entitled to elect;

•	the dividend rights, if any;

•	the terms of redemption, and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof;

•	the liquidation preferences and the amounts payable on dissolution or liquidation;

•	the terms and conditions under which shares of the series may or shall be converted into any other series or class of stock or debt of the corporation; and

•	any other terms or provisions which the board of directors is legally authorized to fix or alter.

We do not need stockholder approval to issue or fix the terms of the preferred stock. The actual effect of the authorization of the preferred stock upon your rights as holders of common stock is unknown until our board of directors determines the specific rights of owners of any series of preferred stock. Depending upon the rights granted to any series of preferred stock, your voting power, liquidation preference or other rights could be adversely affected. Preferred stock may be issued in acquisitions or for other corporate purposes. Issuance in connection with a stockholder rights plan or other takeover defense could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company. We currently have no outstanding preferred stock and have no present plans to issue any shares of preferred stock.

Related Party Transactions and Corporate Opportunities

Subject to the limitations of applicable law, our certificate of incorporation, among other things:

•	permits us to enter into transactions with entities in which one or more of our officers or directors are financially or otherwise interested so long as it has been approved by our board of directors;

•	permits certain of our stockholders, officers and directors, including our non-employee directors, to conduct business that competes with us and to make investments in any kind of property in which we may make investments; and

•	provides that if certain of our officers or directors, including our non-employee directors, becomes aware of a potential business opportunity, transaction or other matter (other than one expressly offered to that director or officer solely in his or her capacity as our director or officer), that director or officer will have no duty to communicate or offer that opportunity to us, and will be permitted to communicate or offer that opportunity to any other entity or individual and that director or officer will not be deemed to have (i) acted in a manner inconsistent with his or her fiduciary duty to us or our stockholders regarding the opportunity or (ii) acted in bad faith or in a manner inconsistent with our best interests.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws

Some provisions of our certificate of incorporation and our bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Undesignated preferred stock. The ability to authorize and issue undesignated preferred stock may enable our board of directors to render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interest, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Stockholder meetings. Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or by a resolution adopted by a majority of our board of directors, assuming there are no vacancies.

Requirements for advance notification of stockholder nominations and proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Stockholder action by written consent. Our certificate of incorporation provides that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by our board. This provision, which may not be amended except by the affirmative vote of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board.

Amendment of the bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our certificate of incorporation and bylaws grant our board the power to adopt, amend and repeal our bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors, assuming there are no vacancies. Our stockholders may adopt, amend or repeal our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Removal of Director. Our certificate of incorporation provide that members of our board of directors may only be removed by the affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Amendment of the Certificate of Incorporation. Our certificate of incorporation provides that, in addition to any other vote that may be required by law or any preferred stock designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter or repeal, or adopt any provision as part of our certificate of incorporation inconsistent with the provisions of our certificate of incorporation dealing with distributions on our common stock, related party transactions, our board of directors, our bylaws, meetings of our stockholders or amendment of our certificate of incorporation.

Additionally, an increase in the number of authorized shares of our common stock, could be used to make it more difficult to, or discourage an attempt to, obtain control of our company by means of a takeover bid that our board of directors determines is not in our best interests or the best interests of our stockholders. However, our board of directors does not intend or view the proposed increase in authorized common stock as an anti-takeover measure and did not propose the increase in response to any attempt or plan to obtain control of the company.

The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Choice of Forum

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, or the DGCL, or our certificate of incorporation or bylaws; or (iv) any action asserting a claim against us pertaining to internal affairs of our corporation. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Common Stock

We and the selling stockholders, which as used in this prospectus includes donees, pledges, transferees or other successors in interest selling common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the common stock offered by this prospectus or any applicable prospectus supplement on any stock exchange, market or trading facility on which such common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

We and the selling stockholders may use any one or more of the following methods when disposing of the offered common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NASDAQ Global Select Market or sales made to or through a market maker other than on an exchange;

•	short sales effected after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree to sell a specified number of such common stock at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act.

If underwriters are used to sell the common stock, we and the selling stockholder, if any, will enter into an underwriting agreement or similar agreement with them at the time of the sale to them. In that event, underwriters may receive compensation from us and the selling stockholder, if any, in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the common stock for whom they may act as agent.

To the extent required by applicable law, a prospectus supplement relating to the common stock will set forth:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the number or amount of the common stock involved, the purchase price of such common stock and the proceeds to us and the selling stockholder, if any, from such sale;

•	any underwriting discounts, concessions, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchanges on which the common stock may be listed.

The common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the common stock will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The selling stockholders and any underwriters, dealers or agents that are involved in selling the common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In order to comply with the securities laws of some states, the shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

The common stock may be sold directly by us, a selling stockholder or through agents designated by us from time to time. Any agent involved in the offer or sale of the common stock in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us or the selling stockholder to such agent will be set forth, in any required prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we or a selling stockholder will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase common stock from us or the selling stockholder at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commissions payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled under agreements entered into with us or a selling stockholder to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us or the selling stockholder in the ordinary course of business.

Any underwriters to whom common stock is sold by us or a selling stockholder for public offering and sale may make a market in such common stock, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any common stock.

Certain persons participating in any offering of common stock may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock offered. In connection with any such offering, the underwriters, dealers or agents, as the case may be, may purchase and sell common stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the common stock and syndicate short positions involve the sale by the underwriters, dealers or agents, as the case may be, of a greater number of common stock than they are required to purchase from us in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the common stock sold for their account may be reclaimed by the syndicate if such common stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on The NASDAQ Global Select Market, in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the common stock offered by this prospectus. This prospectus does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement. We file reports, proxy and information statements and other information with the SEC. You may read any materials we have filed with the SEC free of charge at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any part of these documents may be obtained from such office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.

You can also find our SEC filings on our website at www.diamondbackenergy.com. The information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC (except as indicated below with respect to Item 2.02 or Item 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 15, 2017;

•	the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2017;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2017 filed with the SEC on May 4, 2017;

•	our Current Reports on Form 8-K, filed with the SEC on March 6, 2017 (as amended by the Current Report on Form 8-K/A filed with the SEC on May 3, 2017) and March 8, 2017; and

•	The description of our common stock contained in our Form 8-A filed with the SEC on October 11, 2012, including any amendment to that form that we may file in the future for the purpose of updating the description of our common stock.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, or the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 of the Exchange Act with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus, unless otherwise indicated on such Form 8-K.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference into this prospectus (excluding exhibits, unless the exhibits are specifically incorporated). You may request a copy of this prospectus or any of the incorporated documents at no charge to you by writing to Teresa L. Dick, Chief Financial Officer, Diamondback Energy, Inc., 9400 N. Broadway, Suite 700, Oklahoma City, Oklahoma 73114; telephone: (405) 463-6900.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the common stock to be offered hereby offered by us and/or the selling stockholders will be passed upon by Akin Gump Strauss Hauer & Feld LLP. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Diamondback Energy, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Information incorporated by referenced in this prospectus regarding our estimated quantities of oil and gas reserves and the discounted present value of future net cash flows therefrom is based upon estimates of such reserves and present values prepared by Ryder Scott Company, L.P. as of December 31, 2016, 2015 and 2014, an independent petroleum engineering firm. This information is incorporated by reference in this prospectus in reliance upon the authority of such firm as experts in these matters.

The audited consolidated historical financial statements of Brigham Resources Operating, LLC included in exhibit 99.1 of Diamondback Energy, Inc.’s Current Report on Form 8-K/A dated May 3, 2017, have been so incorporated in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.